Exhibit 99

For Immediate Release	Contact:

May 19, 2005	Karen A. Warren (Investor Relations)	401-727-5401
	Wayne S. Charness (News Media)	401-727-5983

HASBRO, INC. ANNOUNCES SHARE REPURCHASE PROGRAM

Pawtucket, R.I. (May 19, 2005) -- Hasbro, Inc. (NYSE:HAS) announced that its Board of Directors has authorized the repurchase of up to $350 million in common stock which replaces all prior authorizations.  Purchases of the company’s common stock may be made from time to time, subject to market conditions.  These shares may be purchased in the open market or through privately negotiated transactions.  Hasbro has no obligation to repurchase shares under the authorization, and the timing, actual number and value of shares which are repurchased will depend on a number of factors, including the price of the Company’s common stock.  The Company may suspend or discontinue the repurchase program at any time.

“This program reflects the continuing commitment of the Board of Directors and Hasbro management to pursue opportunities that return value to our shareholders and acknowledges the continued progress we have made in reducing debt and strengthening our balance sheet,” said Alfred J. Verrecchia, President and Chief Executive Officer.

Hasbro is a worldwide leader in children's and family leisure time entertainment products and services, including the design, manufacture and marketing of games and toys ranging from traditional to high-tech.  Both internationally and in the U.S., its PLAYSKOOL, TONKA, MILTON BRADLEY, PARKER BROTHERS, TIGER, and WIZARDS OF THE COAST brands and products provide the highest quality and most recognizable play experiences in the world.

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